Exhibit 99.1

       Global Payment Technologies, Inc. Reports Notification from NASDAQ

     HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Jan. 22, 2007--Global Payment Technologies, Inc. (NASDAQ Symbol:GPTX)( GPT) today announced that is has received notification from NASDAQ that the Company does not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing on The NASDAQ Global Market set forth in Marketplace Rule 4450(a)(3).

     The notification requested the Company to provide a specific plan to achieve and sustain compliance with all NASDAQ Global Market listing requirements on or before February 1, 2007.

     Stephen Nevitt, President and CEO of Global Payment Technologies indicated that the Company would respond to NASDAQ prior to the February 1, 2007 deadline.

     If, after review of that plan, the Staff determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, NASDAQ would provide written notification that the Company would be delisted. The notification also indicated that the Company may appeal NASDAQ's determination to a Listing Qualification Panel.

     The Company also may consider applying to list its securities on the NASDAQ Capital Market.

     Global Payment Technologies, Inc. is a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT we site for more information at http://www.gptworld.com

     Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.


     CONTACT: PR Financial Marketing
              Jim Blackman, 713-256-0369
              jimblackman@prfinancialmarketing.com
              or
              Global Payment Technologies, Inc.
              William McMahon, VP & CFO, 631-231-1177, Ext 273